Exhibit 99.1

SOKO Fitness Announces Third Quarter Fiscal 2010 Financial Results

49% increase in Net Income on 58% Revenue Growth Year-over-year;
Company to Host Conference Call on Tuesday, April 20 at 8:30 AM Eastern Time

Harbin, CHINA, April 19, 2010 — SOKO Fitness & Spa Group, Inc. (OTC BB: SOKF) (“SOKO”), an operator of fitness centers and beauty salons and spas in Northeast China as well as suburban Beijing, today announced financial results for the third quarter and first nine months of fiscal 2010, ended February 28, 2010.

Third Quarter Financial Highlights

•	Revenue increased 58% year-over-year to $8.1 million, and improved 9% on a sequential quarter basis.

•
Gross profit improved to $5.8 million, or 72% of revenue, compared with $3.3 million, or 65% of revenue in the third quarter of fiscal 2009, and $5.2 million, or 69% of revenue in the second quarter of fiscal 2010.

•	Operating income improved by 49% year-over-year to $2.8 million, and compares with operating income of $3.1 million in the second quarter of fiscal 2010.

•
Net income improved by 49% year-over-year to $2.8 million, or $0.15 per diluted share, compared with $1.9 million, or $0.11 per diluted share in the third quarter of fiscal 2009, and compares with $3.2 million, or $0.17 per diluted share in the second quarter of fiscal 2010; and,

•	As of February 28, 2010, cash and cash equivalents were $4.8 million, an increase of 153% over $1.9 million as of May 31, 2009.

Third Quarter Business Highlights

•	Secured 51% interest in two fitness centers in suburban Beijing, marking the company’s entry into the Beijing market; and,

•	Completed construction on and opened first yoga center in Harbin.

“We continue to grow our top and bottom line, improve our margins and increase our operating cash flow.” said Tong Liu, Chief Executive Officer of SOKO.  “We are focused on an aggressive growth strategy to build or acquire new facilities, and we are seeing the results in our revenue and profit growth.  As we pursue this strategy, we expect our SG&A and other costs to increase as we ramp up new facilities. In particular, during the quarter we incurred various one-time expenses related to our Beijing fitness center acquisition, as well as other existing and new facilities. With our newly opened Harbin Yoga Wave facility, we are already attracting significant business and expect this center to make a meaningful contribution to our revenue growth in future periods to offset our investment in the facility.

SOKO Fitness & Spa Group, Inc.

“Of our three segments, our beauty and spa services continue to be the leader, accounting for 75% of our revenue in the third quarter.  Our non-surgical medical beauty spa, which we opened in September 2009, is already generating revenue.  We believe that this relatively high-margin business adds to our already robust beauty and spa offering, further diversifies our services and provides us with a promising market advantage, as we believe we are among the few providers of these procedures in the areas in which we operate.  As such, we see significant opportunity to continue to grow the beauty and spa portion of our business as we continue to build the company and our brand.  We also expect to see healthy growth from our fitness center business as those facilities move toward maturity, and expect that this segment will complement our spa and salon operations, which we believe will remain central to our growth for the foreseeable future,” Mr. Liu concluded.

SOKO currently operates 17 facilities in key cities in Northeastern China and suburban Beijing including nine beauty salons and spas, one non-surgical medical beauty center, six fitness centers and yoga studios, including two fitness centers in suburban Beijing, and one beauty school. At the end of the third quarter ended February 28 2010, SOKO had 16,158 fitness club members, and 20,536 beauty salon and spa clients. In addition, SOKO has completed construction and is engaging in pre-opening activities for the Daoli Fitness and Legend Spa Central Club, both of which are located in the Long Dian Building in Harbin, as well as the Lea Spa Xishan Club in Beijing.

Third Quarter Financial Summary

Total revenue for the third quarter of fiscal 2010 ended February 28, 2010 was $8.1 million, an increase of 58%, compared with revenue of $5.1 million in the third quarter of fiscal 2009. The increase in revenue was attributed to an increase in the number of SOKO-operated facilities from 11 in the third quarter 2009 period to 17 in the third quarter 2010 period, expanded service offerings with the addition of SOKO’s first medical beauty salon in September 2009, increased sales from existing members and clients, the addition of new clients, sales of add-on services to members and clients, and continued efforts to cross sell and add new members and clients to new and existing facilities.

Among the company’s three business segments, spa and beauty services and products accounted for 75% of revenue, fitness centers accounted for 21% of revenue and the beauty school accounted for 4% of revenue.

•
Total professional services were $4.7 million, up 79% year-over-year and down 11% sequentially; the sequential quarter decrease was due to promotional activities conducted in the second quarter of fiscal 2010, which drove an increase in revenue during that period;

•
Total product sales were $1.4 million, down 6% year-over-year and up 127% sequentially. The year-over-year decrease was due to normal fluctuation in this business segment, offset by the Company’s increase in its professional services business as products sold in conjunction with services are recorded as revenue under SOKO’s professional services business segment;

SOKO Fitness & Spa Group, Inc.

•	Membership fees grew to $1.7 million, up 215% year-over-year and up 55% sequentially; and,

•
Revenue from beauty school tuition was $350,000, compared with $513,000 in the third quarter of fiscal 2009 and $392,000 in the second quarter of fiscal 2010. The decrease was due to SOKO’s strategic cut back in some of its short-term administration courses and transition to increase its longer term training programs to support its core beauty and spa business operations.

Gross profit for the third quarter of fiscal 2010 was $5.8 million, or 72% of revenue, compared with $3.3 million, or 65% of revenue for the comparable quarter in fiscal 2009, and compared with $5.2 million, or 69% of revenue in the second quarter of fiscal 2010. The increase in margins for the period was primarily the result of the addition of SOKO’s non-surgical medical beauty service offering, which carries relatively high margins.

Selling, general and administrative expenses were $3.0 million, compared with $1.4 million in the third quarter of fiscal 2009 and $2.0 million in the second quarter of fiscal 2010. The increase in SG&A expense was related to an increase in one-time expenses related to the Beijing fitness center acquisition and other activities related to both new and existing facilities, as well as increased costs directly related to the growth in revenue.

Net Income increased 49% to $2.8 million, or $0.15 per diluted share, based on 18.2 million weighted average shares outstanding, compared with $1.9 million, or $0.11 per share, based on 17.0 million weighted average shares outstanding, for the year-ago period. The increase in net income was primarily related to the increase in revenue. This also compares with a net income of $3.2 million, or $0.17 per diluted share based on 18.2 million weighted average shares outstanding in the second quarter of fiscal 2010.

As of February 28, 2010, SOKO had cash and cash equivalents of $4.8 million, a 33% increase compared with $3.6 million in the prior quarter, and a 153% increase over $1.9 million as of May 31, 2009.

Company and Market Outlook

“We are still in our initial stages of growth,” said Mr. Liu. “Currently only nine of our 16 facilities have been operated under the SOKO brand for more than two years. With four new facilities already open during calendar 2010, and three facilities engaged in pre-opening activities, we are well on our way to meet our previously announced expansion goals of opening seven to nine new facilities this calendar year, all of which we believe can be funded by current operating cash flow and cash flow from organic growth.

“We will continue to seek new opportunities to construct or acquire facilities in areas where we can implement our business strategy of penetrating underserved markets to quickly capture market share and achieve a positive returns on our investment as we continue to build our brand and our business,” Mr. Liu concluded.

SOKO Fitness & Spa Group, Inc.

Conference Call

SOKO will host a conference call for interested investors and analysts to discuss its financial results for the period on Tuesday, April 20, 2010, at 8:30 a.m. Eastern time. To participate in the conference call, please dial 1-888-549-7704 from the U.S. and Canada, or 1-480-629-9857 for international callers.

An audio replay will also be available approximately one hour after the conclusion of the call and will be made available through Tuesday, May 4, 2010. The audio replay can be accessed by dialing 1- 800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID Number 4283144.

About SOKO Fitness & Spa Group, Inc.

SOKO Fitness & Spa Group, Inc., an OTCBB listed company (SOKF), is an operator of fitness centers and beauty salons and spas in key cities in Northeastern China as well as in suburban Beijing. SOKO provides programs, services, and products combined with exercise, education and nutrition to help their members lead a healthy life and achieve their fitness goals. For further information, please go to http://www.sokofitness.com .

To be added to SOKO's email distribution for future news releases, please send your request to soko@tpg-ir.com.

Cautionary Note Regarding Forward Looking Statements

This press release and the statements of representatives of SOKO Fitness & Spa Group, Inc. (the "Company") related thereto contain, or may contain, statements that are not historical facts and are therefore "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, beliefs, expectations and intentions and other statements identified by words such as "projects," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, results regarding the Company's expansion strategies, service offerings, client, membership and customer figures, proposed new center openings and prospects and strategies for growth, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company does not undertake any obligation to update any forward- looking statement, except as required under applicable law.

SOKO Fitness & Spa Group, Inc.

Contacts:
The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
soko@tpg-ir.com

SOKO Fitness & Spa Group, Inc.
Shawn Qu
Tel: (908) 208-8681
Email: shawnqu@sokofitness.com

SOKO Fitness & Spa Group, Inc.
Judy Jiang
Tel: +86(451) 8770 2280
Email: judyjiang@sokofitness.com

SOKO Fitness & Spa Group, Inc.

SOKO FITNESS & SPA GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)
(UNAUDITED)

	FOR THE NINE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	FEBRUARY 28,		FEBRUARY 28,
	2010	2009	2010	2009
		(RESTATED)		(RESTATED)
Net Sales	$21,931,285	$13,996,019	$8,087,602	$5,110,861
Cost of Sales	(6,745,707)	(4,822,521)	(2,293,963)	(1,807,084)
Gross Profit	15,185,579	9,173,498	5,793,639	3,303,777
Selling, General and Administrative Expenses:	7,007,425	4,039,238	3,107,666	1,438,622

Operating Income	8,178,153	5,134,260	2,685,973	1,865,155

Other Income and Expenses
Interest expense	(34,992)	(92,896)	(3,428)	(10,545)
Other income	67,509	2,863	34,211	257
Other expenses	5,951	(213,013)	9,885	(47,292)
Total Other Income and (Expense)	38,467	(303,046)	40,667	(57,580)

Income Before Income Taxes	8,216,620	4,831,214	2,726,641	1,807,575
Provision for Income Taxes	62,241	79,974	14,337	28,537

Net Income	8,154,378	4,751,240	2,712,303	1,779,038
Less: net income (loss) attributable to the noncontrolling interest	(155,916)	(223,980)	6,234	(76,436)

Net Income Attributable to SOKO Fitness & Spa Group, Inc.	$8,310,294	$4,975,220	$2,706,068	$1,855,474
Other Comprehensive Income - Foreign currency translation adjustment
Attributable to SOKO Fitness & Spa Group, Inc.	7,767	218,039	3,073	(42,376)
Attributable to non-controlling interest	(91)	5,678	(28)	(407)
Comprehensive Income (Loss)
Attributable to SOKO Fitness & Spa Group, Inc.	$8,318,062	$5,193,259	$2,709,141	$1,813,098
Attributable to non-controlling interest	$(156,007)	$(218,302)	$6,206	$(76,843)
Basic and Diluted Income per common share
Basic	$0.49	$0.29	$0.16	$0.11
Diluted	$0.45	$0.29	$0.15	$0.11

Weighted average common share outstanding
Basic	17,000,000	17,000,000	17,000,000	17,000,000
Diluted	18,467,236	17,000,000	18,168,443	17,000,000

SOKO Fitness & Spa Group, Inc.

SOKO FITNESS & SPA GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	FEBRUARY 28,	MAY 31,
	2010	2009
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$4,833,492	$1,907,640
Restricted cash	-	7,233
Accounts receivable, net	1,435,842	110,541
Inventories	1,504,818	1,391,302
Advances to suppliers	3,311,294	993,084
Employee advance	237,799	54,783
Prepaid expense	76,607	146,959
Total Current Assets	11,399,852	4,611,542

Property, plant and equipment, net of accumulated depreciation	24,572,626	19,674,394
Other Assets
Security deposit	100,497	47,853
Deferred rent	925,979	589,188
Deposit to suppliers	1,620,127	1,464,530
Investment advance	22,414	399,750
Goodwill	4,179,522	2,525,778
Intangible assets, net	1,853,019	-
Total Other Assets	8,701,557	5,027,099
Total Assets	44,674,035	29,313,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term loans	2,197,477	2,196,795
Accounts payable, accrued expenses and other payable	1,590,460	471,457
Unearned revenue	8,069,449	1,909,755
Taxes payable	150,018	360,229
Contingent liability	200,000	200,000
Total Current Liabilities	12,207,403	5,138,236

Stockholders' Equity
Preferred Stock, $.001 par value; 10,000,000 shares authorized;
- 0 - shares issued and outstanding at February 28,2010 and May 31,2009	-	-
Common stock, $0.001 Par value; 500,000,000 shares authorized;
17,000,000 shares issued and outstanding
at February 28, 2010 and May 31, 2009	17,000	17,000
Additional paid-in-capital	2,369,376	2,346,397
Additional paid-in-capital - Warrants	639,253	639,253
Accumulated other comprehensive income	1,918,520	1,910,752
Retained earnings	27,525,408	19,215,114
Total Stockholders' Equity	32,469,557	24,128,516
Noncontrolling interest	(2,925)	46,283
Total Equity	32,466,633	24,174,799
Total Liabilities and Stockholders' Equity	$44,674,035	$29,313,035